EXHIBIT 16 TO FORM 8-K

March 20, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 20, 2014, of Garrison Capital Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP